UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 20, 2015

Roomlinx, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-26213	83-0401552
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Continental Plaza - 6th Floor
433 Hackensack Avenue
Hackensack, New Jersey 07601
                                            (201) 968-9797
(Address of Principal Executive Offices)  (Zip Code)

                                      (201) 968-9797
(Registrant's Telephone Number, Including Area Code)

                                                  N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01       Other Events

Robert DePalo currently owns approximately 33.4% of the issued and outstanding common stock of Roomlinx, Inc. (the “Company”).  In connection with the Subsidiary Merger Agreement dated as of March 27, 2015 (the “SMA”) by and among the Company, SPHC, SignalShare Infrastructure, Inc. and RMLX Merger Corp, Mr. DePalo resigned as a director, officer and/or employee of SPHC (and any subsidiaries thereof).  As a result, Mr. DePalo has not been and will not be involved in the day to day management of the Company or any of its subsidiaries.

Mr. DePalo is also the sole holder of the Series B Preferred Stock of SPHC, which provides Mr. DePalo with voting control over most of the operations of SPHC.  Furthermore, pursuant to the terms and conditions of the SMA, the Company is required to take certain actions to adopt the Series B Preferred Stock following the closing of the SMA. As a result of the proceedings described below against Mr. DePalo, the Board of Directors of the Company voted in the best interests of the Company to terminate the Company’s obligation to adopt the Series B Preferred Stock pursuant to the terms of the SMA.  In addition, the Board of Directors of SPHC voted to take all steps necessary to terminate Mr. DePalo’s control over SPHC, including, but not limited to, access and control to its bank accounts.

On May 20, 2015, the New York County District Attorney charged Robert DePalo with various offenses relating to foreign investors. Simultaneously, the Securities and Exchange Commission (the “SEC”) commenced an action against Mr. DePalo (et al.) in the Southern District of New York based on the same facts alleged by the New York District Attorney.  A copy of the complaint can be found on the SEC’s website, www.sec.gov.   The Company takes seriously the New York County District Attorney and SEC actions and will monitor these actions very closely.

Roomlinx, Inc. (the “Company”) has no knowledge and cannot provide any further details regarding these proceedings against Mr. Depalo.  The actions described therein have no relation to the Company or it’s wholly-owned subsidiary, SPHC.

ITEM 9.01       Financial Statements and Exhibits

 (d)           Exhibits.

None

SIGNATURE PAGE TO FOLLOW

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2015	ROOMLINX, INC.

By: /s/ Aaron Dobrinsky
Name: Aaron Dobrinsky
Title: Chief Executive Officer